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September 29, 2000


Ms. Gillian Hobson,
Managing Director
Cook Covington Enterprises, Inc.
P.O. Box 679 Main Street
Charlestown, Nevis, West Indies


Dear Ms. Hobson:

We are requesting that the payment due October 1, 2000 of $83,333 be deferred and paid with the $41,667 (a total payment of $125,000) payment due April 30, 2004.

We are also requesting the $125,000 payment due December 31, 2000 be waived.

These adjustments are being requested as the company wishes to fund the enhancement of the software and make other modifications to the Gallop system, all of which should improve the value of the software.

FOR COLLEGE RESOURCE MANAGEMENT, INC. AS LICENSEE BY CBSA OR ITS ASSIGNS:



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By: John J. Grace
Title: Chief Financial Officer



FOR COOK COVINGTON ENTERPRISES, INC.:



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By: Ms. Gillian Hobson
Title: Managing Director